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                                                                    Exhibit 23.7

PERSONAL AND CONFIDENTIAL

February 4, 1999


Board of Directors
Rubbermaid Incorporated
1147 Akron Road
Wooster, OH 44691-6000

Re:  Registration Statement on Form S-4 of Newell Co. filed on February 4, 1999

Ladies and Gentlemen:

Reference is made to our opinion letter dated October 20, 1998 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Company Common Stock"), of Rubbermaid Incorporated (the "Company") of the exchange ratio of 0.7883 shares of Common Stock, par value $1.00 per share, of Newell Co. ("Newell") to be received for each share of Company Common Stock pursuant to the Agreement and Plan of Merger, dated as of October 20, 1998, by and between Newell, Rooster Company, a wholly-owned subsidiary of Newell, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "The Merger--Background of the Merger," "The Merger--Recommendation of the Rubbermaid Board; Rubbermaid's Reasons for the Merger" and "Opinions of Financial Advisors--Opinion of Financial Advisor to Rubbermaid" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement.
In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
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Rubbermaid Incorporated
February 4, 1999
Page Two


Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,


/s/ Goldman, Sachs & Co.
------------------------
(GOLDMAN, SACHS & CO.)



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